Exhibit 99.J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and Independent Registered Public Accounting Firm in the Prospectus and “Other Services” in the Statement of Additional Information and to the incorporation by reference of our report dated August 13, 2010 on the financial statements and financial highlights of Dupree Mutual Funds, in Post-Effective Amendment Number 52 to the Registration Statement (Form N-1A, 1933 No. 002-64233), included in the Annual Report to Shareholders for the fiscal year ended June 30, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

September 1, 2010